Exhibit 99.1

Contact:	Allen & Caron Inc	Sloane & Company
	Michael Lucarelli (investors)	Tracey Belko (media)
	(212) 691-8087	(212) 446-1899
	m.lucarelli@allencaron.com	tbelko@sloanepr.com

DIGITAL ANGEL CORPORATION TO ACQUIRE ASSETS OF MCMURDO MARINE ELECTRONICS BUSINESS

McMurdo Acquisition Solidifies Digital Angel’s Position as Leading Global Provider of Emergency Locator Beacons

SO. ST. PAUL, MN (December 15, 2006)     Digital Angel Corporation (Amex:  DOC) announced today that Signature Industries, its London-based subsidiary, has entered into an agreement to acquire certain assets and customer contracts of McMurdo Ltd., the U.K.’s premier manufacturer of  emergency location beacons, from Chemring Group PLC.  Digital Angel, a global leader in the development and deployment of sophisticated RFID and GPS technology, will purchase McMurdo for approximately $6.2 million (USD), with additional deferred payments ranging from $0 - $3 million (USD), dependent upon performance of the business following the sale.

“With a worldwide distribution network of approximately 60 outlets, McMurdo offers a vibrant and diverse customer base,” said Kevin McGrath, CEO of Digital Angel. “This acquisition will more than double the revenue base of our  survival radio business and significantly broadens our product offerings in both the maritime and military sectors.  We’re confident this acquisition will prove to be one of Digital Angel’s most important and strategic moves.”

Both Digital Angel and McMurdo have a long history of supplying critical safety and location products.  Through the SARBE division of Signature Industries, Digital Angel is a global leader in providing the military sector with survival radio technology, while McMurdo holds a definitive edge in the maritime industry.  Together these companies will become the premier manufacturer of Personal/Emergency Locator Beacons and enjoy a considerable technological advantage over their competitors.

For nearly seven decades, McMurdo has distinguished itself as a leader in the development and manufacturing of safety equipment technology.  Its products, including the original EPIRB (Emergency Position Indicating Radio Beacon) and the first GMDSS (Global Maritime Distress and Safety System) approved Search And Rescue Transponder, have become standard, lifesaving, equipment on many recreational, commercial and military marine vehicles.  In 2000, McMurdo demonstrated the versatility of its technology successfully launching its first PLB (Personal Locator Beacon) for use on land, sea or air.  The company continues to lead the way in the functionality and accuracy of emergency location beacons.

Emergency Locator Beacons represent a core competency and key growth market for Digital Angel and its subsidiary Signature Industries.  Impending changes to the COSPAS-SARSAT satellite monitoring system mean much of the equipment currently in service will require replacement by February 2009.  McMurdo and SARBE, with its improved range of radios such as the SARBE G2R and the SARBE 6-406, are uniquely positioned to exploit these opportunities in their respective markets.

The SARBE Division of Signature Industries manufactures a complete line of military search and rescue beacons and has worked closely with the Royal Air Force, a branch of the UK Ministry of Defense, for more than 50 years.  The acquisition of McMurdo’s technology and its manufacturing infrastructure should significantly strengthen Digital Angel’s position in the Locator Beacon Industry.

Digital Angel will host an Analyst Call at 11:00 a.m. Eastern Time today, Friday, December 15, 2006, to discuss this transaction.  To participate via phone, please dial (888) 801-1511- if you are in the United States, or (651) 291-1170 - if you are outside the United States. The conference ID is 854089. You should dial in at least five minutes prior to the start of the call.  A recorded version will be available after the conference call at (800) 475-6701 in the United States, or (320) 365-3844, if you are outside the United States. The replay ID is 854089.  The recorded version will be available two hours after the completion of the call for one week.

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of humans, pets, fish, poultry and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital Inc. (Nasdaq:ADSX).  For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

The statements in this press release that are not strictly historical, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections.  The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, that Applied Digital Inc. owns 55.4% of the Company’s common stock, that  new accounting pronouncements regarding expensing of share based compensation may impact the Company’s future results of operations, the Company may continue to incur net losses, infringement by third parties on the Company’s intellectual property or development of substantially equivalent proprietary technology by the Company’s competitors could negatively impact the Company’s business, domestic and foreign government regulation and other factors could impair the Company’s ability to develop and sell its  products in certain markets, the Company relies on sales to government contractors for its animal identification and search and rescue beacon products, and any decline in the demand by these customers for such  products could negatively affect the Company’s business, the Company depends on a single production arrangement for its patented syringe-injectable microchips, and the loss of or any significant reduction in the production could have an adverse effect on the Company’s business, technological change could cause the Company’s products to become obsolete, the loss of one of the Company’s principal customers could negatively impact the Company’s net revenue, the Company’s earnings will decline if the Company writes off goodwill and other intangible assets, options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock, currency exchange rate fluctuations could have an adverse effect on the Company’s sales and financial results, the Company depends on a small team of senior management.  A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the fiscal year ended December 31, 2005. Investors and stockholders are urged to read this document carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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